October 2015 Pricing Sheet No. 601 dated October 20, 2015 relating to Preliminary Pricing Supplement No. 601 dated September 30, 2015 Registration Statement No. 333-200365 Filed pursuant to Rule 433

Structured Investments

Opportunities in Commodities

Jump Securities due January 25, 2017

Based on the Value of the S&P GSCI™ Crude Oil Index - Excess Return

Principal at Risk Securities

PRICING TERMS – OCTOBER 20, 2015
Issuer:	Morgan Stanley
Underlying commodity index:	S&P GSCI™ Crude Oil Index - Excess Return (the “index”)
Aggregate principal amount:	$1,503,000
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	October 20, 2015
Original issue date:	October 23, 2015 (3 business days after the pricing date)
Maturity date:	January 25, 2017
Valuation date:	January 20, 2017, subject to adjustment for non-index business days and certain market disruption events
Payment at maturity:

At maturity, you will receive for each security that you hold an amount of cash equal to:

•     if the final index value is greater than or equal to the initial index value, $1,000 plus the upside payment, or

•     if the final index value is less than the initial index value,

$1,000 × index performance factor.

This amount will be less than the stated principal amount and could be zero.

Index performance factor:	The final index value divided by the initial index value
Upside payment:	$277.50 per security (27.75% of the stated principal amount)
Initial index value:	214.8592, which is the index closing value on the pricing date
Final index value:	The index closing value on the valuation date
Index closing value:	On any day, the official settlement price of the index, as published by the index publisher or its successor on such day.
CUSIP / ISIN:	61762GFC3 / US61762GFC33
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement.
Estimated value on the pricing date:	$964.20 per security. See “Summary of Pricing Supplement” in the accompanying preliminary pricing supplement.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$17.50(1)
		$5.00(2)	$977.50
Total	$1,503,000	$33,817.50	$1,469,182.50
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, Morgan Stanley & Co. LLC, a fixed sales commission of $17.50 for each security they sell. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security.

(3)	See “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

“S&P GSCI®” is a registered service mark and trademark of Standard and Poor’s Financial Services LLC and has been licensed for use by S&P Dow Jones Indices LLC and Morgan Stanley.  The securities are not sponsored, endorsed, sold or promoted by Standard and Poor’s Financial Services LLC, and Standard and Poor’s Financial Services LLC makes no representation regarding the advisability of investing in the securities.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Preliminary Pricing Supplement No. 601 dated September 30, 2015

Prospectus Supplement dated November 19, 2014     Prospectus dated November 19, 2014

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.